SETTLEMENT AND CROSS LICENSE AGREEMENT

This Settlement and Cross License Agreement (this “Agreement”), effective as of December 14, 2011 (the “Effective Date”), is made and entered into by and among Finisar Corporation, a Delaware corporation with its principal place of business at 1389 Moffett Park Drive, Sunnyvale, California  94089-1134 (“Finisar”), on the one hand, and Oplink Communications, Inc. and Optical Communication Products, Inc. (collectively referred to as “Oplink”) with their principal place of business at 46335 Landing Parkway, Fremont, California 94538, on the other hand (Finisar and Oplink are collectively referred to as “the Parties” or individually as a “Party”).

R E C I T A L S

WHEREAS, Finisar has filed a lawsuit against Oplink in the United States District Court for the Northern District of California, Finisar Corp. v. Oplink Communications, Inc., et al., Case No. 3:10-cv-05617-RS, (the “Finisar California Case”), and has also filed two lawsuits against Oplink in the Intellectual Property Court in the People’s Republic of China, 2011 Zhuhai Intermediate Court Civil Case Nos. 562 & 563, (the “Finisar China Cases”);

WHEREAS, Oplink has filed a lawsuit against Finisar in the United States District Court for the Eastern District of Texas, Optical Communication Products, Inc. v. Finisar Corp., Case No. 6:11-cv-00104-LED, (the “Oplink Texas Case”) and Finisar has filed counterclaims against Oplink in this case, and Oplink has also filed a lawsuit against Finisar in the United States District Court for the Northern District of California, Oplink Communications, Inc., et al., v. Finisar Corp., Case No. 11-cv-02361-EMC (the “Oplink California Case”) (the Finisar California Case, Finisar China Cases, Oplink Texas Case, and Oplink California Case are collectively referred to as the “Litigation”);

WHEREAS, Finisar and Oplink desire to settle each of the claims and counterclaims asserted by any Party against any other Party in the Litigation and to dismiss each case in the Litigation on the terms and conditions respectively set forth in this Agreement;

WHEREAS, Finisar and Oplink and/or their respective Affiliates each own and have rights under various U.S. and/or foreign patents and/or applications related to optoelectronic devices;

WHEREAS, Finisar and Oplink and/or their respective Affiliates have manufactured and sold, and intend to continue manufacturing and selling, optoelectronic devices;

WHEREAS, Oplink, for itself and on behalf of its Affiliates, wishes to obtain from Finisar and its Affiliates a license to certain U.S. and/or foreign patents and/or applications owned by Finisar;

WHEREAS, Finisar, on behalf of itself and its Affiliates, wishes to obtain from Oplink and its Affiliates a license to certain U.S. and/or foreign patents and/or applications owned by Oplink and its Affiliates; and

WHEREAS, Finisar and its Affiliates are willing to grant such license to Oplink and its Affiliates, and Oplink and its Affiliates are willing to grant such license to Finisar and its Affiliates, subject to the terms and conditions hereinafter contained.

NOW THEREFORE, for valuable consideration including the License Fee, mutual covenants and promises exchanged herein, the Parties agree as follows:

1.	Definitions

1.1 Definitions.  As used in this Agreement, the following defined terms shall have the meanings set forth below:

“Affiliate” means with respect to a Party, any corporation or other entity that now or hereafter is controlled by or is under common control with such Party directly or indirectly through one or more intermediaries; provided, however, in connection with, or subsequent to, any Change of Control, no additional corporation or entity shall become an Affiliate based solely on being under common control with such Party.  For the purpose of this definition, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of the legal entity, the right to receive more than 50% of the profits or earnings of the legal entity, or the right to direct the policy decisions of the legal entity.  Notwithstanding the foregoing, in any jurisdiction where local law shall not permit foreign equity participation of at least 50%, then “control” shall mean the maximum percentage of such outstanding stock or rights permitted by such local law.

“Change of Control” means any transaction or event (or series of transactions or events), whether by an acquisition of securities, merger, consolidation, proxy contest, sale of all or substantially all of a Party’s assets, or other transaction or event (or series of transactions or events), that results in a Party not being controlled, directly or indirectly, by a party (whether alone or with others) that controlled such Party before such transaction or event (or series of transactions or events), whether or not such Party survives such transaction or event (or series of transactions or events).  For the sole purpose of this definition and Section 9, “control” means possession of, or the power or right to acquire possession of, directly or indirectly, the power to direct or cause the direction of the management, business affairs or policies of such Party (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

“Covenant Product” of an applicable Party means any product that, as of the Effective Date, is both (1) made and sold by either (a) (i) Oplink, or (ii) the Affiliates of Oplink as of the Effective Date, or (b) (i) Finisar, or (ii) the Affiliates of Finisar as of the Effective Date, as applicable, and (2) within one of the product categories listed in Attachment A for the applicable Party as such product categories were used by the applicable Party on its website as of December 1, 2011.  For avoidance of doubt, (x) no “ODM” or “OEM” products, as identified on the December 1, 2011 website of Oplink, such as without limitation a net-ready optical protection switch, wavelength blocker, wavelength select switch (“WSS”), or ROADM product, shall be a Covenant Product and (y) no “WSS ROADM” products, as identified on the December 1, 2011 website of Finisar, such as without limitation DWP100, DWP50, DWPf and EWP, shall be a Covenant Product.
“Effective Date” has the meaning ascribed thereto in the preamble of this Agreement.

“Finisar Licensed Patents” means each patent asserted by Finisar in the Litigation, as well as each U.S. or foreign patent in the same Patent Family of the foregoing whenever issued.

“Oplink Licensed Patents” means each patent asserted by Oplink in the Litigation, as well as each U.S. or foreign patent in the same Patent Family of the foregoing whenever issued.

                “Patent Family” means the collective group of patents issuing from a common application or from any application that claims priority to a common application and further including, without limitation, all patents constituting or issuing from any substitutions, extensions, reissues, renewals, reexaminations, divisionals, continuations, continuations-in-part, requests for continued examination, and continued prosecution applications for any of the foregoing collective group of patents, as well as all corresponding patents issued in countries other than the country or jurisdiction associated with any of the foregoing.

“Grantee” means Finisar or Oplink, as the case may be, as the Party to which licenses and other rights are granted hereunder.

“Grantor” means Finisar or Oplink, as the case may be, as the Party granting (on behalf of itself and its Affiliates) licenses and/or other rights hereunder.

“Grantor Licensed Patents” means Finisar Licensed Patents or Oplink Licensed Patents, as the case may be.

“Licensed Products” means any optoelectronic device, such as a transceiver, transponder, active cable, laser, or other devices with similar functionality, which for purposes of the licenses and other rights granted to Finisar, Oplink, and their respective Affiliates include, but are not limited to, all products accused of infringing any patent in the Litigation.

“Licensed Revenue Cap” means the Revenue generated by a Grantee and its Affiliates from the sale of Licensed Products in the most recently completed twelve (12) month period ending on the last day of the last full month preceding a Change of Control of such Grantee.  Commencing on the first day of the first full month after the

Change of Control and at each successive anniversary thereof during the term of this Agreement, the Licensed Revenue Cap for the upcoming twelve (12) full-month period shall be increased by 5% above the cap applicable to the immediately preceding twelve (12) full-month period.  To the extent any such upcoming twelve (12) full-month period exceeds the term of this Agreement, the Licensed Revenue Cap applicable to the remaining term of the Agreement shall be reduced pro rata to the proportion of the upcoming twelve (12) full-month period that is within the term of this Agreement.

“Past Damages” means any and all damages that have accrued or resulted as of the Effective Date on account of any and all patent infringement by any Licensed Product that has been made, used, sold, offered for sale, imported, or distributed by Finisar, Oplink, or their respective Affiliates as of the Effective Date of this Agreement.

                “Revenue” means the gross amount received on all sales of Licensed Products by Grantee or assignee, as the case may be, and, as applicable, its Affiliates, less the following items: (i) trade, quantity, and cash discounts or rebates actually allowed and taken and any adjustments thereto, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, and recall returns; (ii) credits, refunds, rebates, charge-backs, prime vendor rebates, fees, reimbursements, or similar payments granted or given to wholesalers and other distributors, and buyer groups; (iii) any tax, tariff, customs duties, excise, or other duties or governmental charges (other than an income tax) levied on the sale, transportation, or delivery of a Licensed Product and borne by the seller thereof; (iv) payments or rebates paid in connection with sales of Licensed Products to any governmental or regulatory authority in respect of any state or federal payment or reimbursement scheme or similar program; and (v) any charge for freight, insurance, or other transportation costs borne by the seller.  For purposes of determining Revenue, a sale shall be deemed to have occurred when payment has been received.  With respect to sales through agents, the gross amount received shall be the greater of the amount received by the Grantee or assignee, as the case may be, and, as applicable, its Affiliates, and/or the agent for each given unit of the Licensed Products.  With respect to sales of Licensed Products for which there is no distinct invoice (e.g., for Licensed Products that are sold and/or used as part of a larger product), the Revenue shall be the average sales price of such Licensed Product when sold separately, multiplied by the number of applicable units sold.

2. License Fee

2.1 License Fee.  As part of the consideration for the license granted by Finisar, Oplink agrees to make a onetime, non-refundable payment to Finisar in the amount of four million dollars ($4,000,000.00), due within five (5) business days after the Effective Date of the Agreement.  In addition to all remedies available under this Agreement and under applicable law, the lower of either a 20% annual interest rate or the maximum annual interest rate allowed by law shall apply to any delinquent payment.

3. License Grant

3.1 Finisar License Grant to Oplink.  Subject to the terms and conditions of this Agreement, Finisar for itself and on behalf of its Affiliates hereby grants to Oplink and its Affiliates, in each case only for so long as the applicable Affiliate remains an Affiliate of Oplink, and Oplink for itself and on behalf of its Affiliates hereby accepts, a worldwide, non-exclusive, fully paid-up license to the Finisar Licensed Patents to use, make, sell, offer for sale, import, and distribute Licensed Products.  Such license shall be non-sublicensable and, subject to Section 9, non-transferable.

3.2 Oplink License Grant to Finisar.  Subject to the terms and conditions of this Agreement, Oplink for itself and on behalf of its Affiliates hereby grant to Finisar and its Affiliates, in each case for so long as the applicable Affiliate remains an Affiliate of Finisar, and Finisar for itself and on behalf of its Affiliates hereby accepts a worldwide, non-exclusive, fully paid-up license to the Oplink Licensed Patents to use, make, sell, offer for sale, import, and distribute Licensed Products.  Such license shall be non-sublicensable and, subject to Section 9, non-transferable.

3.3 Limit on Third Party Foundry Rights. The license granted to Oplink and its Affiliates to manufacture Licensed Products for a third party shall only apply to Licensed Products for which the specifications for the finished Licensed Products (but not necessarily each component) were created at least partially by or for Oplink or any of its Affiliates.

3.4 Binding on Affiliates.  To the extent, if any, that this Agreement is not automatically binding on an Affiliate of a Party on or before the Effective Date, such Party will cause such Affiliate to be bound by the terms and conditions of this Agreement applicable to Affiliates to the same extent as if such Affiliate were a party to this Agreement.  For avoidance of doubt, if an Affiliate of a Party ceases to be an Affiliate of such Party, all licenses and other rights granted to such Affiliate under the terms of this Agreement shall terminate effective on the date such Affiliate status ceases to exist.   Notwithstanding such event or any term or condition of this Agreement to the contrary, all licenses granted by a Party on behalf of such Affiliate to a Grantee and its Affiliates prior to the date such entity ceases to be an Affiliate shall continue in full force and effect for the term of this Agreement.

3.5 Unrestricted Rights to Grantor Patents.  A Grantor shall retain the unrestricted right to use the Grantor Licensed Patents, and to license the Grantor Licensed Patents for any purpose whatsoever, except to the extent that any such use or license is inconsistent with the licenses and other rights granted herein.  Except for the licenses and rights expressly granted hereunder, no right, title, or interest, including with respect to any discovery, invention or other technology, data or information, or any patent, copyright, trademark, service mark, or other industrial or intellectual property rights owned or controlled by a Grantor or any third party, shall be granted to a Grantee or its Affiliates or any person, by implication or otherwise, under this Agreement.  A Grantor and its Affiliates shall not be under any obligation under this Agreement to grant to the Grantee or its Affiliates any additional licenses and rights other than those granted hereby.

3.6 Covenant Not to Sue.  Until December 31, 2015, Finisar, for itself and on behalf of its Affiliates, and Oplink for itself and on behalf of its Affiliates (together, the “Covenanting Party” as the case may be), and their respective successors and assigns, hereby mutually covenant to not sue Oplink or any of its Affiliates or Finisar or any of its Affiliates, as the case may be (in each case, the “Benefited Party”), for infringement of any patent, including any patents owned by a Covenanting Party now or in the future or owned by their successors or assigns now or in the future, based on a Covenant Product of the applicable Benefited Party, as well any product that is a future revision of a Covenant Product that is no more than colorably different from a Covenant Product of such Benefited Party in terms of the features disclosed in any patent subject to this Covenant Not to Sue.  For avoidance of doubt, the benefits conferred by the covenant will apply to any successor or assigns of a Party in the event of a Change of Control subject to Section 9 of this Agreement; however, no acquisition, merger, consolidation, reorganization, or similar transaction will expand the scope of products subject to this covenant to include products made or sold by an entity that is not a Benefited Party as of the Effective Date of this Agreement or to include products made or sold by any Affiliate of Oplink or Finisar after such entity ceases to be an Affiliate of Oplink or Finisar.

4. Assignment of Oplink Patent Families to Finisar

4.1 Finisar shall the right to select any five (5) Patent Families, owned by or assigned to Oplink or its Affiliates that are directed to active products.  Finisar shall make its selection at any time after the Effective Date of this Agreement and before July 1, 2012 (“the Assigned Patent Families”).  Immediately upon each selection, Oplink shall promptly assign all right, title, and interest to the selected Patent Family to Finisar.  For clarification purposes, active products include transceivers, transmitters and receivers, lasers, and include products that convert electrical signals to light and/or light to electrical signals for the purpose of sending and receiving optical signals using circuits powered by electricity.

4.2 Upon assignment of the Assigned Patent Families, Finisar shall grant to Oplink and its Affiliates, in each case only for so long as the applicable Affiliate remains an Affiliate of Oplink, a worldwide, non-exclusive, fully paid-up license to the Assigned Patent Families to use, make, sell, offer for sale, import, and distribute Licensed Products.  Such license shall be non-sublicensable and, subject to Section 9, non-transferable.

5. Patent Marking.  Oplink and its Affiliates shall place a mark on every Licensed Product, or packaging therefor, which mark shall indicate the appropriate U.S. or foreign-issued patent numbers arising under the Finisar Licensed Patents pursuant to this Agreement in a manner reasonably required to satisfy 35 U.S.C. Section 287 or the equivalent statute, rule or regulation in the applicable jurisdiction.  In addition to any other required marking, Oplink and its Affiliates shall mark every product accused of infringement in the Litigation, and all current or future products with corresponding characteristics to those that gave rise to the allegation of infringement, with each patent number of which it was accused of infringing.  The obligation to mark the Licensed Products exists with regard to only those patent numbers that Finisar has provided to Oplink and its Affiliates, which Finisar may update from time to time as additional patents issue to Finisar.  Failure to comply with this marking requirement set forth in this Section 5 shall constitute a material breach of this Agreement.  Oplink and its Affiliates shall require any agents operating on their behalf to reproduce such patent marking in each copy of the Licensed Product, or packaging therefor, and not to alter or obfuscate such patent marking.

6. Releases

6.1 Finisar’s Release.   Finisar for itself and on behalf of its Affiliates and assigns and successors, hereby fully and forever releases and discharges Oplink, its Affiliates as of the Effective Date of this Agreement, and the current and former officers, directors, attorneys, employees, representatives, agents, successors and assigns from all claims, demands, damages, liabilities, costs, attorneys’ fees, expenses, and causes of action asserted in the Litigation.  For the avoidance of doubt, this release shall not have any effect on any claim, including claims for patent infringement of the Finisar Licensed Patents or any other patent, based on conduct occurring after the Effective Date of this Agreement except for conduct permitted under Section 3.1 and 3.6.

6.2 Oplink’s Release.  Oplink for itself and on behalf of its Affiliates and their assigns and successors, hereby fully and forever releases and discharges Finisar, its Affiliates as of the Effective Date of this Agreement, and the current and former officers, directors, attorneys, employees, representatives, agents, successors and assigns from all claims, demands, damages, liabilities, costs, attorneys’ fees, expenses, and causes of action asserted in the Litigation.  For the avoidance of doubt, this release shall not have any effect on any claim, including claims for patent infringement of the Oplink Licensed Patents or any other patent, based on conduct occurring after the Effective Date of this Agreement except for conduct permitted under Section 3.2 and 3.6.

6.3 Limitation of Releases.  For the avoidance of doubt, the releases set forth in this Section 6 do not apply to actions to enforce any requirements or provisions of this Agreement.

6.4 Dismissal of the Litigation.  By no later than December 14, 2011, the Parties shall jointly, as applicable, file a Stipulation of Dismissal requesting the dismissal with prejudice of all claims and counterclaims asserted at any time in the Litigation.  The Stipulation of Dismissal shall provide that each Party bear its own costs, expenses, and attorneys fees.

7. Warranties; Disclaimer; Limitation of Liability

7.1 Mutual Warranty.  Each Party hereby represents and warrants that (i) it has the full right and power, on behalf of itself and its Affiliates, to enter into and perform this Agreement, and to grant the license, covenants and the other rights set forth in this Agreement, (ii)  it has been duly authorized by all necessary corporate or other organizational actions to execute, deliver and perform its obligations under this Agreement, (iii) upon execution and delivery of this Agreement by all Parties, this Agreement is binding on and enforceable against such Party and its Affiliates, and (iv) there are no outstanding agreements, assignments,  encumbrances, or obligations of such Party or any of its Affiliates that are inconsistent with this Agreement.  Each Party warrants and represents that its execution hereof has been duly authorized by all its necessary corporate action.

7.2 Warranty Disclaimer.  AS TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1, THE GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, OR ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE COMMERCIAL SUCCESS, USE, SALE, OR OTHER DISPOSITION BY OR FOR GRANTEE OR THEIR DISTRIBUTORS, USERS, OTHER CUSTOMERS, OR SUPPLIERS OF PRODUCTS INCORPORATING OR MADE BY THE USE OF INVENTIONS LICENSED HEREIN.  Nothing in this Agreement shall be construed as:

(a)	an admission by Grantee or any of its Affiliates as to the validity, enforceability or infringement of any Grantor Patents, except as provided by Section 7.4 below; or

(b)	a warranty or representation by a Grantor or any of its Affiliates as to the validity or scope of any patent; or

(c)
a warranty or representation by a Grantor or any of its Affiliates that anything made, used, sold or otherwise disposed of under any license granted herein is or will be free from infringement of patents or other intellectual property rights of third persons; or

(d)	a requirement that a Grantor or any of its Affiliates shall file any patent application, secure any patent, or maintain any patent in force; or

(e)
an obligation of a Grantor or any of its Affiliates to bring or prosecute actions or suits against third parties for infringement of any of its patents or to defend any suit or action brought by a third party which challenges or concerns any of its patents; or

(f)	an obligation of a Grantor or any of its Affiliates to furnish any manufacturing and technical information or any information concerning pending patent applications; or

(g)	conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of a Grantor or any of its Affiliates.

7.3 Limitation of Liability.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR PARTIES FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY NATURE WHATSOEVER CONNECTED WITH OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER SUCH DAMAGES ARE REASONABLY FORESEEABLE AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

7.4 Validity of the Licensed Patents.  The Parties hereby acknowledge the validity and enforceability of the Licensed Patents and, during the term of this Agreement, the Parties will not file any suit in any United States Court or any Court in any foreign country, or file any proceeding in the U.S. Patent and Trademark Office, challenging or contesting the validity of the Licensed Patents or help any third party in doing so.

8. Term and Termination

8.1 Term.  The term of this Agreement shall be from the Effective Date hereof until the expiration date of the last to expire patent in either the Finisar Licensed Patents or the Oplink Licensed Patents.

8.2 Limited Termination.  This Agreement may not be terminated for any reason prior to its expiration under Section 8.1, and each Party agrees that its remedy for any breach of this Agreement shall be to bring a claim to recover damages and to seek any other appropriate equitable relief (other than termination of this Agreement).

8.3 Survival.  The provisions of Sections 2, 4, 7, 10, and 11, Subsections 6.1, 6.2, 6.3, 9.3, 9.4, and this Section 8.3 shall survive expiration of this Agreement.

9. Assignment and Change of Control

9.1 Assignment.   None of the Parties shall assign by operation of law or otherwise to any third party any of its rights or obligations under this Agreement without prior written consent of the other Parties, except that each Party shall have the right, without the requirement of obtaining consent from the other Parties, to assign this Agreement to an acquiring party, in connection with a Change of Control of such Party (including a transfer to such third party by operation of law) subject to Subsection (a) below.

(a)
Assignment in Connection with Change of Control Where Grantee is Not The Surviving Entity.  In each successive Change of Control of a Grantee where such Grantee is not a surviving entity, such Grantee may assign this Agreement to an acquiring party or an entity controlled by an acquiring party in connection with such Change of Control (including by transfer to such third party by operation of law) without the prior written consent of the other Parties, subject to the following terms and conditions.  Following the Change of Control, the license of the Agreement shall be deemed to be limited to, and cover, the sale of Licensed Products solely to the extent that such sales result in Revenue up to, and not to exceed, the Licensed Revenue Cap for the applicable period following the Change of Control; provided that the assignee may elect, in its sole discretion, to pay or cause to be paid to the Grantor a 5% royalty on that portion of the worldwide Revenue attributable to the sale of Licensed Products that is in excess of the Licensed Revenue Cap for the applicable period (in which event the Licensed Products for which the associated Revenue is in excess of the Licensed Revenue Cap shall remain and be within, and covered by, the scope of the license).  For avoidance of doubt, in the event the assignee does not elect to pay or cause to be paid the 5% royalty described above, the sale of Licensed Products in excess of the Licensed Revenue Cap does not result in a breach of the Agreement, but shall not be considered licensed.  Notwithstanding anything herein to the contrary, for the purpose of calculating Revenue under this Agreement, to the extent a Licensed Product is sold as a component of a product, such as a switch or router, the amount included in Revenue with respect to such Licensed Product shall be based on the average per unit Revenue of such Licensed Product for the corresponding period when sold separately as a component.

9.2 Change of Control Where Grantee is a Surviving Entity.  In each successive Change of Control of Grantee where a Grantee is a surviving entity, from and after the Change of Control the license granted to such Grantee shall be deemed to be limited to, and cover, the sale of Licensed Products solely to the extent that such sales result in Revenue up to, and not to exceed, the Licensed Revenue Cap for the applicable period following the Change of Control, unless the Grantee elects, in its sole discretion, to pay or cause to be paid to the Grantor a 5% royalty on that portion of the worldwide Revenue attributable to the sale of Licensed Products that is in excess of the Licensed Revenue Cap for the applicable period (in which event the Licensed Products for which the associated Revenue is in excess of the Licensed Revenue Cap shall remain and be within, and covered by, the scope of the license).  Notwithstanding anything herein to the contrary, for the purpose of calculating Revenue under this Agreement, to the extent a Licensed Product is sold as a component of a product, such as a switch or router, the amount included in Revenue with respect to such Licensed Product shall be based on the average per unit Revenue of such Licensed Product for the corresponding period when sold separately as a component.

9.3 Reporting and Record Keeping Requirements.  Within fourteen (14) days after each successive Change of Control, such Grantee or the assignee, as the case may be (the “Reporting Party”), shall provide written notice to Grantor of such Change of Control.  This notice shall either acknowledge that the Reporting Party is subject to the Licensed Revenue Cap or shall provide all information reasonably necessary to verify that the Reporting Party is not subject to the Licensed Revenue Cap.  Unless the Reporting Party has demonstrated that it is not subject to the Licensed Revenue Cap, the Reporting Party shall comply with the provisions of Sections 9.3(a), (b), (c), and (d).

(a)
Licensed Revenue Cap Determination.  Within twenty-five (25) business days after each successive Change of Control, the Reporting Party shall provide to Grantor a report of the worldwide Revenue generated by the sale of Licensed Products in the most recently completed twelve (12) full months preceding such Change of Control.  Such report shall also include a list of all revenue generating products of the Reporting Party and an indication with respect to each product as to whether or not such product is a Licensed Product.  Such report shall provide all information necessary to determine the Licensed Revenue Cap.  For the avoidance of doubt, the Reporting Party will not be required to disclose pricing information.

(b)
Quarterly Revenue Reports.  Subsequent to such Change of Control, in addition to the report described in Section 9.3(a), the Reporting Party shall provide within forty-five (45) days after the close of each fiscal quarter during the term of this Agreement (including the close of any fiscal quarter immediately following the expiration and any termination of this Agreement), reports to Grantor setting forth all of the worldwide Revenue generated by the sale of Licensed Products by the Grantee, its successor or assignee, and their respective Affiliates during such quarter.  Such reports shall also include a list of all revenue generating products of the Reporting Party and an indication with respect to each product as to whether or not such product is a Licensed Product.  For the avoidance of doubt, the Reporting Party will not be required to disclose pricing information.

(c)
Records Retention.  The Reporting Party shall keep true and accurate records and books of accounting data reasonably required for the computation and verification of reports provided pursuant to this Agreement.  The Reporting Party shall retain records or books with respect to such reports for a period of five (5) years from the date such record is generated.  This retention requirement shall not be deemed to reduce any statute of limitations period applicable to any potential claim and shall survive any expiration of this Agreement.

(d)
Distribution of Reports.  The parties agree that reports will be provided to and held in confidence by the Finisar and Oplink representatives identified pursuant to Section 10.  The parties further agree that the receiving party will not further distribute the information without the written authorization of the Reporting Party, which authorization will not be unreasonably withheld.

(e)
Right of Inspection.  All records and books maintained pursuant to Section 9.3(c) shall be open for inspection upon reasonable notice (which shall not be less than ten (10) days in advance) during business hours by an independent certified accountant reasonably selected by Grantor and reasonably acceptable to the Reporting Party, provided that such inspection shall not occur more than once annually.  This Right of Inspection shall survive any expiration or termination of this Agreement.  The party performing the inspection will be required to sign a confidentiality agreement limiting the disclosure of information solely to (1) conclusions regarding the accuracy of prior reports; (2) the method used to calculate Revenue, and (3) other information agreed to by the Parties as necessary to evaluate the calculation of Revenue.  The confidentiality agreement will further limit the disclosure of information to the Finisar and Oplink representatives identified pursuant to Section 10.

9.4 Licensed Revenue Cap Does Not Apply To Finisar.  Finisar and its Affiliates shall not be subject to the Licensed Revenue Cap or the Reporting and Record Keeping Requirements provided by Section 9.3, regardless of any Change of Control.

10. Notices.  All notices, including notices of change of address, required or permitted to be given hereunder shall be sufficiently given when personally delivered, delivered by overnight courier or mailed prepaid first class registered or certified mail and addressed to the Party for whom it is intended at its record address, and such notice shall be effective upon receipt, if delivered personally, or delivered by overnight courier, or shall be effective five (5) days after it is deposited in the mail, if mailed.  The record addresses and facsimile numbers of the Parties are set forth below:

If to Finisar: 1389 Moffett Park Drive Sunnyvale, California 94089 United States Attn: General Counsel Fax: 408-541-5660 Phone: 408-548-1000	If to Oplink: 46335 Landing Parkway Fremont, California 94538 United States Attn: General Counsel Fax: 510-933-7300 Phone: 510-933-7200

Any Party, at any time, may change its previous record address or facsimile number by giving written notice of the substitution in accordance with the provision of this Section 10.

11. General Provisions

11.1 Entire Agreement.   This Agreement constitutes the entire agreement and understanding among the Parties, with respect to its subject matter and supersedes any prior or contemporaneous agreements or understandings relating to the subject matter.  There are no representations, promises, agreements, warranties, covenants or undertakings among the Parties other than those contained herein.

11.2 Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “whereby” and derivative or similar words refer to this Agreement; and (iv) the term “Section” refers to the specified Section of this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

11.3 Patent Assignment/Encumbrance.   None of the Parties shall assign to any third party or encumber any of its Patents pursuant to this Agreement, unless such assignment or encumbrance is made subject to the terms and conditions of this Agreement.

11.4 Amendment; No Waiver.  This Agreement may be amended only by a writing executed by Finisar and Oplink.  A Party may waive in writing compliance by a Party with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law).  No delay or omission on the part of any Party to this Agreement in requiring performance by the other Party or Parties or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver, omission or delay in requiring performance or exercising any right hereunder on any given occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement on any future occasion.

11.5 Severability.  Each Section or subsection of this Agreement shall be distinct and separate and, unless otherwise specified, the invalidity, illegality or unenforceability of any Section or subsection shall have no effect on any other Section or subsection.  If a court or tribunal declares a provision of this Agreement invalid, illegal or unenforceable, the Agreement will be deemed automatically adjusted to the minimum extent necessary to be valid.

11.6 Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except to the extent preempted by the laws of the United States of America.

11.7 Exclusive Jurisdiction.  With respect to any controversy, claim, or dispute arising out of or in connection with this Agreement, the Parties hereby irrevocably submit to the exclusive jurisdiction, including personal, subject matter, or both, and venue in the United States District Court for the Northern District of California, or an appropriate court in Santa Clara County, California, and agrees to accept service of process by mail and waives any jurisdictional or venue defenses otherwise available.

11.8 Attorneys’ Fees.  In the event of any action to enforce this Agreement or on account of any breach of or default under this Agreement arising out of Section 2.1, the prevailing party in such action shall be entitled to recover, in addition to any other relief to which it may be entitled, all reasonable attorneys’ incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

11.9 Interpretation of Agreement.  The Parties have participated in the negotiation and drafting of this Agreement.  In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no rule of construction, presumption or burden of proof shall arise favoring one Party concerning the interpretation of ambiguous provisions or otherwise by virtue of one Party’s presumed authorship of this Agreement or any provision hereof.

11.10 Further Assurances.  Each Party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other Party reasonably requires to carry out the purposes of this Agreement.

11.11 Reasonable and Non-Discriminatory License Offer.  Oplink and its Affiliates acknowledge that the license to the Finisar Patents is offered by Finisar under reasonable terms and conditions that are demonstrably free of any unfair discrimination.

11.12 Confidentiality.  The Parties and their Affiliates agree to keep the terms of this Agreement in confidence and shall not disclose any portion to any third parties, except: (a) when necessary to enforce the terms of this Agreement; (b) as required by law, or judicial, administrative, or regulatory order, including as required by applicable securities laws or regulations or by rule of any recognized stock exchange; or (c) to communicate necessary information to the Parties’ accountants, consultants, lenders, creditors, insurers, brokers, agents, attorneys, and other persons who have a need to know in order (i) to carry out the terms of this Agreement or (ii) for the Parties to conduct its ordinary business activities.

11.13 No Admission; No Decision on the Merits.  This Agreement sets forth a compromise and settlement of disputed claims for the purpose of avoiding the costs, disruptions, and uncertainties associated with litigation.  Such compromise and settlement does not constitute a ruling on the merits, an admission as to any issue of fact or principle at law or an admission of liability of any Party.  Any such admission of liability is expressly denied.  It is also expressly agreed that neither this Agreement, its execution, the performance of any of its terms nor any of its contents shall be offered in any proceeding as evidence or an admission of liability for patent infringement, validity, or willfulness.

11.14 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the Parties has caused this Settlement and Cross License Agreement to be executed by its duly authorized officer as of the date and year first above written.

Finisar Corporation By: /s/ Chris Brown Name: Chris Brown Title: EVP & General Counsel Date: December 14, 2011	Oplink Communcations, Inc. By: /s/ Stephen M. Welles Name: Stephen M. Welles Title: VP & General Counsel Date: December 14, 2011
Optical Communication Products, Inc. By: /s/ Stephen M. Welles Name: Stephen M. Welles Title: VP & General Counsel Date: December 14, 2011

ATTACHMENT A

Oplink Existing Product Categories	Finisar Existing Product Categories
Mux/Demux
• TFF Platform
• Fused Fiber Platform
• AWG
• Interleaver
Switching/Routing
• Optical Switches (opto-mechanical)
• Optical Circulators
Coupling/Splitting
• Power/Tap Couplers
• WDM And Band Splitters
• Splitter Modules
• PLC Platform
Monitoring/Conditioning
• Power Monitors
• VOAs
Amplifications
• Fused Bionical Tapered (FBT) Amp Components
• Isolators/Hybrid Amp Components
• Thin-Film Filter Amp Components
• Mini Series Amp Components
• Raman Amp Components
Polarizations
• Polarization Maintaining Components
Transceivers
• CFP
• XFP
• SFP+
• SFP
• SFF
• GBIC
• 1x9/2x9
PON
Transmitters & Receivers
Interconnect
• Patchcord
• Attenuator & Terminator
• Adapter
• Connector
• Distribution Enclosure
RGB Laser Module
• Fiber Coupled Laser Module

Optical Modules
• SFP
• SFP+
• CFP
• SFF
• GBIC
• PON
• XFP
• XPAK
• X2
• XENPAK
• 300-PIN
Optical Components
• VCSELs and Detectors
• Lasers and Detectors
• Sensor VCSELs
• CML Transmitters
Passives
• MUX / DEMUX
• Interleavers
• Optical Isolators
• PLC Chips
• Splitter / Splitter Modules
Active Cables
• Laserwire
• Quadwire
• C.wire
Optical Instrumentation
• WaveShaper 100S
• WaveShaper 120S
• WaveShaper 1000S
• WaveShaper 4000S
• WaveShaper M
Analog & CATV Solution
• 1U Modular Products
• Outdoor Products
• 2GHz Analog Modules
• 3GHz Analog Modules
• 6GHz Analog Modules
• 18GHz Analog Modules
• 22GHz Analog Modules
• GPS and Reference Optical Links